NICHOLAS II, INC.

NICHOLAS EQUITY INCOME FUND, INC.

NICHOLAS INCOME FUND, INC.

NICHOLAS LIMITED EDITION, INC.

MULTIPLE CLASS PLAN

This Multiple Class Plan ("Plan") is adopted by Nicholas II, Inc., Nicholas Equity Income Fund, Inc., Nicholas Income Fund, Inc., and Nicholas Limited Edition, Inc., (each a "Fund", collectively the "Funds"), each a Maryland Corporation that engages in business as an open-end management investment company, with respect to the classes of shares (individually a "Class" and together "Classes") of the Funds set forth in the exhibits hereto.

1. Purpose

This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, so as to allow each Fund to issue more than one Class of shares in reliance on Rule 18f-3 and to make payments as contemplated herein.

2. Separate Arrangements/Class Differences

a) Designation of Classes: Each of the Funds set forth in Exhibit A offers two Classes of shares: Class N shares and Class I shares.

b) Class Characteristics: Each class of a Fund’s shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth: in this Plan. The basic characteristics of each Class are:

Class I Shares: Class I is comprised of the original class of shares offered by the Fund since its inception, and its shares are available to the general public and may be purchased by individuals and institutions, including, but not limited to, banks, trust companies, thrift institutions, corporations and mutual funds that are purchasing shares on their own behalf or on behalf of discretionary and non-discretionary accounts for which they may receive account level asset-based management fees. Class I shares are offered for sale at net asset value per share without the imposition of a sales charge, a distribution fee, or a shareholder servicing fee. Class I shares also may be purchased directly from the Fund.

Class N Shares: Class N shares are available to the general public and may be purchased by individual, retail investors through financial intermediaries, as well as other institutions that are purchasing shares on their own behalf or on behalf of discretionary and non-discretionary accounts for which they may receive account level asset-based management fees. Class N shares will be offered for sale at net asset value per share without the imposition of a sales charge. Class N shares are, however, subject to a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, which provides for an annual distribution fee of 0.25% of the average daily net assets of each Fund attributable to Class N shares, computed on an annual basis. The distribution fees for Class N shares will be used to pay recipients a distribution fee of 0.25% for promoting and distributing Class N shares as contemplated in the distribution plan. Class N shares are also subject to a shareholder servicing plan, which provides for an annual fee of 0.10% of the average daily net assets of a Fund attributable to Class N shares, computed on an annual basis. The shareholder servicing plan fees for Class N shares will be used to pay the Adviser and others for providing services to Class N shares as contemplated in the shareholder servicing plan. Class N shares also may be purchased directly from the Fund.

c) Minimum Investment Amounts: The applicable minimum initial investment for each Class of a Fund is set forth in such Fund's prospectus. The beginning minimum initial investment in Class I shares is $100,000 for both regular and IRA accounts. The beginning minimum initial investment in Class N shares is $500 for both regular and IRA accounts.

d) Voting Rights: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders. Shareholders of a particular Fund will vote in the aggregate and not by Class except (i) as otherwise expressly required by law or when the Board of Directors of a Fund determines that the matter to be voted upon affects only the interests of the shareholders of a particular Class, and (ii) with respect to matters related to any shareholder servicing plan or distribution plan adopted by the Board of Directors of a Fund with respect to such Class.

3. Fees and Expense Allocations

a) Fees: As described above, each Class may have a different arrangement for shareholder and distribution services. Class I shares are subject to no sales charge and pay no distribution or shareholder servicing fee. Class N shares are subject to no sales charge, but pay: (i) fees under the distribution plan adopted on behalf of such shares pursuant to Rule 12b-1 under the 1940 Act; (ii) fees under the shareholder servicing plan; adopted on behalf of such shares.

b) Expense Allocations: Certain expenses may be attributable to a particular Class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values. In addition to the service and distribution fees described above, each Class also could pay a different amount of the following other expenses, including, but not limited to: (i) transfer agent fees identified as being attributable to a specific Class of shares; (ii) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class of shares; (iii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular Class; (iv) Blue Sky fees incurred by a specific Class of shares; (v) SEC registration fees incurred by a specific Class of shares; (vi) directors’ fees or expenses incurred as a result of issues relating to specific Class of shares; (vii) accounting expenses relating solely to a specific Class of shares; and (viii) auditors’ fees, litigation expenses and legal fees and expenses relating to specific Class of shares.

Waiver: The Funds’ Adviser may agree to waive the fees and/or reimburse the Class Expenses of any Class.

4. Exchange Features

Holders of the Class I shares of any of the Funds may exchange such shares for Class I shares of any other Fund at net asset value. Holders of Class N shares of any of the Funds may exchange such shares for Class N shares of any other Fund at net asset value. The exchange privileges of any Class may change from time to time as described in the prospectus of such Class.

5. Effectiveness and Amendment

This Plan shall become effective with respect to each Class, to the extent required by Rule 18f-3, after approval by a majority vote of: (i) a Fund’s Board of Directors; and (ii) the members of a Fund’s Board of Directors who are not interested persons of such Fund and have no direct or indirect financial interest in the operation of the Plan. Any material amendment to this Plan with respect to a Class must be approved by a majority of the applicable Fund’s Board of Directors, including a majority of the Directors who are not interested persons of the Funds, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable Class, which contains additional information about that Class.

6. General

On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the Classes of Shares. The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. The Funds’ investment adviser will be responsible for alerting the Board of Directors to any material conflicts that may arise.

EXHIBIT A

to the

MULTIPLE CLASS PLAN

Fund Name	Classes
Nicholas II, Inc.	Class N	Class I
Nicholas Equity Income Funds, Inc.	Class N	Class I
Nicholas Income Fund, Inc.	Class N	Class I
Nicholas Limited Edition, Inc.	Class N	Class I

This Multiple Class Plan is adopted by Nicholas II, Inc., Nicholas Equity Income Fund, Inc., Nicholas Income Fund, Inc., and Nicholas Limited Edition, Inc., (collectively, the "Funds"), with respect to the Classes of Shares of the Funds as set forth above.

Updated and approved by the Board of Directors on: February 7, 2005.